UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of certain net assets of the Timing Product Business of Renesas Electronics Corporation by SiTime Corporation on July 1, 2026, along with effects of other related transactions described below.
Acquisition

On February 4, 2026, SiTime Corporation, a Delaware corporation (“SiTime” or the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Renesas Electronics America Inc., a subsidiary of Renesas Electronics Corporation (“Renesas” or “Seller”), pursuant to which Renesas agreed to sell, and to cause certain of its affiliates to sell, transfer, assign and convey to SiTime all of their right, title and interest in, to and under certain assets related to the Timing Product Business of Renesas Electronics Corporation (the “Timing Product Business”) for an aggregate purchase price of approximately $1.5 billion in cash (“Cash Consideration”) and a number of shares of common stock, $0.0001 par value per share, of SiTime (“Common Stock” and such consideration, the “Stock Consideration”), subject to certain adjustments as set forth in the Asset Purchase Agreement (the “Acquisition”).
On July 1, 2026 (the “Closing Date”), SiTime completed the Acquisition (the “Closing”). At the Closing, SiTime paid Cash Consideration of approximately $1.5 billion and issued 3,558,691 shares of Common Stock as Stock Consideration.
The Asset Purchase Agreement contains various representations and warranties and covenants by the parties to such agreement. SiTime and Renesas entered into related agreements ancillary to the Acquisition that became effective upon Closing, including certain documents related to intellectual property matters and resale registration rights.
On the Closing Date, SiTime and Renesas also entered into a Transition Services Agreement (“TSA”) pursuant to which, following the Closing, each of SiTime and Renesas has agreed to provide or cause to be provided to the other certain transitional services for specified periods following the Closing Date in connection with the operation of the Timing Product Business and Renesas’s operation of its remaining business. The TSA includes customary provisions regarding service fees, reimbursement of expenses, invoicing and payment, the standard of care applicable to the performance of services, intellectual property ownership and licensing, confidentiality, indemnification, limitation of liability, and termination, as well as a cap on the Company’s aggregate fees and out-of-pocket costs (other than amounts payable under purchase orders).
The Acquisition has been accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”) under U.S. GAAP, with SiTime as the accounting acquirer. Under this method of accounting, the purchase price of the Acquisition has been allocated to the assets acquired and liabilities assumed based on their preliminary fair values as of the Closing Date. The excess purchase price over the fair values of identifiable assets acquired and liabilities assumed is recorded as goodwill.
Financing

In connection with the execution of the Asset Purchase Agreement, on February 4, 2026, SiTime entered into a debt financing commitment letter (the “Commitment Letter”) with Wells Fargo Securities, LLC and Wells Fargo Bank, National Association (collectively, “Wells Fargo”), pursuant to which Wells Fargo committed to provide debt financing of up to $900 million in the form of a 364-day senior secured bridge loan facility (the “Bridge Facility”) to fund a portion of the Cash Consideration. In lieu of the Bridge Facility, SiTime funded a portion of the Cash Consideration through the issuance of the Notes described below (the “Permanent Financing”). The commitments under the Bridge Facility were terminated in connection with the issuance of the Notes.
In May 2026, SiTime issued $1.35 billion aggregate principal amount of 0% Convertible Senior Notes due 2031 (the “Notes”), which included the full exercise of the initial purchasers’ option to purchase an additional $150 million principal amount of the Notes. The Notes are general unsecured obligations of SiTime and will mature on June 15, 2031, unless earlier converted, redeemed or repurchased. The Notes do not bear regular cash interest. The total net proceeds from the issuance of the Notes, after deducting initial purchasers’ discounts and commissions and debt issuance costs, were approximately $1.32 billion.
In connection with the issuance of the Notes, SiTime entered into privately negotiated capped call transactions (the “Capped Call Transactions”). The Capped Call Transactions meet the conditions under the related accounting criteria for equity classification, with the premium paid recorded as a reduction to additional paid-in capital.
The Notes and the Capped Call Transactions were completed prior to June 30, 2026 and are reflected in SiTime’s historical unaudited condensed consolidated balance sheet as of June 30, 2026. Accordingly, no Financing Adjustments related to the Notes or the Capped Call Transactions are presented in the unaudited pro forma condensed combined balance sheet. Financing Adjustments related to the unaudited pro forma condensed combined balance sheet and income statements are further described in Note 7.
At the Closing, the Cash Consideration was funded through cash on hand, including the net proceeds from the Notes. No borrowings were made under the Bridge Facility, and no such borrowings are reflected in the unaudited pro forma condensed combined financial information. Bridge Facility commitment fees of approximately $3.2 million were recorded in prepaid expenses and other current assets as of June 30, 2026 and became due upon the Closing on July 1, 2026. The unaudited pro forma condensed combined balance sheet reflects the elimination of the prepaid amount, with a corresponding adjustment to accumulated deficit. The commitment fees are recognized as interest expense in the unaudited pro forma condensed combined income statement for the year ended December 31, 2025, consistent with assuming the related financing occurred on January 1, 2025. Refer to Note 7 for further details.
Other Considerations

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 is prepared using SiTime’s unaudited condensed consolidated balance sheet as of June 30, 2026 and Timing Product Business’ unaudited statement of assets acquired and liabilities assumed as of June 30, 2026, giving effect to (i) the Acquisition as if it had been completed on June 30, 2026 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined income statement for the six months ended June 30, 2026 is prepared using SiTime’s unaudited condensed consolidated income statement for the six months ended June 30, 2026 and Timing Product Business’ unaudited statement of revenue and direct expenses for the six months ended June 30, 2026; the unaudited pro forma condensed combined income statement for the year ended December 31, 2025 is prepared using SiTime’s audited consolidated income statement for the year ended December 31, 2025 and Timing Product Business’ audited statement of revenue and direct expenses for the year ended December 31, 2025. The unaudited pro forma condensed combined income statements give effect to (i) the Acquisition and Permanent Financing as if they had been completed on January 1, 2025, the beginning of SiTime’s most recently completed fiscal year, and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:
•the accompanying notes to the unaudited pro forma condensed combined financial information
•the separate historical unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2026, as included in SiTime’s Quarterly Report on Form 10-Q;
•the separate historical audited consolidated financial statements and accompanying notes for the year ended December 31, 2025, as included in SiTime’s Annual Report on Form 10-K;
•the Timing Product Business’ historical unaudited combined financial statements as of and for the six months ended June 30, 2026, derived from the underlying accounting records of Renesas’ Timing Product Business; and
•the Timing Product Business’ separate historical audited combined financial statements for the year ended December 31, 2025, derived from the underlying accounting records of Renesas’ Timing Product Business.
The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not indicative of the operating results that would have occurred if the Acquisition and the Permanent Financing had been completed as of the dates set forth above, nor is it indicative of the future results of SiTime following the Acquisition.
In determining the preliminary estimates of the fair values of the assets acquired and liabilities assumed of the Timing Product Business in connection with the Acquisition, SiTime used a preliminary valuation analysis, along with other relevant assumptions, including market participant assumptions. The purchase price allocation relating to the Acquisition remains preliminary and is subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurance that the final valuations will not result in material changes to the preliminary purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies or dis-synergies, operating efficiencies or inefficiencies, or any integration costs resulting from the Acquisition, and does not purport to project the future operating results or financial position of SiTime following the Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2026
(dollars in Thousands)
SiTime Corporation (Historical)		Timing Product Business Reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$1,921,141	$-	$(1,499,250)	5(i)	$-		$389,264
			(32,627)	5(ii)	-
Accounts receivable, net	88,706	-	-		-		88,706
Inventories	103,904	1,370	1,370	5(iii)	-		106,644
Prepaid expenses and other current assets	20,114	-	69	5(i)	(3,150)	7(i)	17,033
Total current assets	$2,133,865	$1,370	$(1,530,438)		$(3,150)		$601,647

Property and equipment, net	114,387	5,667	-		-		120,054
Intangible assets, net	136,023	35,599	2,084,427	5(iv)	-		2,253,959
			(2,090)	5(i)
Right-of-use assets, net	9,859	1,249	(1,249)	5(v)	-		11,101
			1,242	5(vi)
Goodwill	87,098	382,299	1,495,388	5(vii)	-		1,964,785
Other assets	24,291	-	-		-		24,291
Total assets	$2,505,523	$426,184	$2,047,280		$(3,150)		$4,975,837
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$28,895	$-	$-		$-		$28,895
Accrued expenses and other current liabilities	80,841	236	(222)	5(v)	-		72,630
			163	5(vi)
			27	5(i)
			(8,415)	5(ii)
Total current liabilities	$109,736	$236	$(8,447)		$-		$101,525

Convertible senior notes, net	1,317,556		-		-		1,317,556
Other non-current liabilities	53,179	1,154	(1,154)	5(v)	-		54,258
			1,079	5(vi)
Total liabilities	$1,480,471	$1,390	$(8,522)		$-		$1,473,339
Commitments and contingencies
Stockholders' equity:
Common stock	3	-	-		-		3
Additional paid-in capital	1,237,014	424,794	(424,794)	5(viii)	-		3,741,822
			2,504,808	5(i)
Accumulated deficit	(211,965)	-	(24,212)	5(ii)	(3,150)	7(i)	(239,327)
Total stockholders' equity	1,025,052	424,794	2,055,802		(3,150)		3,502,498
Total liabilities and stockholders' equity	$2,505,523	$426,184	$2,047,280		$(3,150)		$4,975,837

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Six Months Ended June 30, 2026
(dollars in Thousands)
	SiTime Corporation (Historical)	Timing Product Business Reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Revenue	$270,999	$153,038	$(1,404)	6(i)	$-		$422,633
Cost of revenue	104,902	57,004	(1,404)	6(i)	-		229,506
			67,032	6(ii)	-
			1,972	6(ix)
Gross profit	166,097	96,034	(69,004)		-		193,127
Operating expenses:					-		-
Research and development	68,854	16,559	5,169	6(iv)	-		91,030
			448	6(ix)
Selling, general and administrative	85,237	3,595	406	6(iv)	-		89,244
			6	6(v)	-
Acquisition-related costs	16,129	-	-		-		16,129
Total operating expenses	170,220	20,154	6,029		-		196,403
Income (loss) from operations	$(4,123)	$75,880	$(75,033)		$-		$(3,276)
Interest income	19,854	-	(3,536)	6(vii)	-		16,318
Interest expense	(2,247)	-	-		(2,523)	7(ii)	(4,770)
Other expense, net	(492)				-		(492)
Income (loss) before income taxes	$12,992	$75,880	$(78,569)		$(2,523)		$7,780
Income tax expense	(53)	-	-	6(viii)	-	7(iii)	(53)
Net income (loss)	$12,939	$75,880	$(78,569)		$(2,523)		$7,727
Weighted average shares outstanding
Basic	26,397		-				29,956
Diluted	27,335		-		-		30,963
Earnings per share
Basic	0.49		-		-		0.26
Diluted	0.47		-		-		0.25

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2025
(dollars in Thousands)
	SiTime Corporation (Historical)	Timing Product Business Reclassified (Note 3)	Transaction Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Revenue	$326,660	$207,744	$(1,589)	6(i)	$-		$532,815
Cost of revenue	151,674	96,086	(1,589)	6(i)	-		434,223
			185,064	6(ii)
			1,370	6(iii)
			1,618	6(ix)
Gross profit	174,986	111,658	(188,052)		-		98,592
Operating expenses:
Research and development	118,893	29,347	11,702	6(iv)	-		164,305
			4,363	6(ix)
Selling, general and administrative	116,504	6,158	921	6(iv)	-		127,183
			-	6(v)	-
			3,600	6(ix)
Acquisition related costs	6,567	-	24,212	6(vi)	-		30,779
Total operating expenses	241,964	35,505	44,798		-		322,267
Income (loss) from operations	$(66,978)	$76,153	$(232,850)		$-		$(223,675)
Interest income	24,830	-	(7,861)	6(vii)	-		16,969
Interest expense	-	-	-		(9,608)	7(ii)	(9,608)
Other expense, net	(157)				-		(157)
Income (loss) before income taxes	$(42,305)	$76,153	$(240,711)		$(9,608)		$(216,471)
Income tax expense	(598)	-	-	6(viii)	-	7(iii)	(598)
Net income (loss)	$(42,903)	$76,153	$(240,711)		$(9,608)		$(217,069)
Weighted average shares outstanding
Basic	24,967		-		-		28,526
Diluted	24,967		-		-		28,526
Earnings per share
Basic	(1.72)		-		-		(7.61)
Diluted	(1.72)		-		-		(7.61)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The historical information of SiTime Corporation and Timing Product Business is presented in accordance with accounting principles generally accepted in the United States of America.
The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on June 30, 2026, and the unaudited pro forma condensed combined income statements for the six months ended June 30, 2026, and for the year ended December 31, 2025, give effect to the Acquisition and Permanent Financing as if they had occurred on January 1, 2025.
The Notes and the Capped Call Transactions were completed prior to June 30, 2026 and are reflected in SiTime’s historical unaudited condensed consolidated balance sheet as of June 30, 2026. Accordingly, no Financing Adjustments related to the Notes or the Capped Call Transactions are presented in the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined balance sheet includes a Financing Adjustment related to the elimination of Bridge Facility commitment fees recorded in prepaid expenses and other current assets as of June 30, 2026. Financing Adjustments to the unaudited pro forma condensed combined balance sheet and income statements are further described in Note 7.
The unaudited pro forma condensed combined financial information is prepared using the acquisition method of accounting in accordance with the business combination accounting guidance in Accounting Standards Codification Topic 805, Business Combinations, with SiTime considered the accounting acquirer for the Acquisition.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies or dis-synergies, operating efficiencies or inefficiencies, or integration costs that may result from the Acquisition. The pro forma adjustments represent the Company’s best estimates and are based on currently available information and assumptions that the Company believes are reasonable under the circumstances.
All terms defined in this section of the report are used solely for purposes of this section and do not apply to any other section of this Form 8-K/A.
Note 2. Significant Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set forth in SiTime’s audited financial statements as of and for the year ended December 31, 2025. Management is performing a comprehensive review of the accounting policies between the two entities. Management has not made any adjustments to the pro forma condensed combined financial information related to any potential policy differences other than the adjustments described in Note 3 below. Management may identify additional differences in accounting policies which, when conformed, could have a material impact on the consolidated financial statements of SiTime following the Acquisition.
Note 3. Reclassification and Accounting Policy Adjustments

Certain reclassifications and accounting policy adjustments are reflected in the pro forma adjustments to conform Timing Product Business’ presentation to SiTime’s presentation in the unaudited pro forma condensed combined balance sheet and income statements. These reclassifications have no effect on the previously reported stockholders’ equity, or income from continuing operations of SiTime or Timing Product Business. The pro forma condensed combined information may not reflect all reclassifications necessary to conform Timing Product Business’ presentation to that of SiTime due to limitations on the availability of information as of the date of this Form 8-K/A. Additional accounting policy differences and reclassification adjustments may be identified as more information becomes available.
Refer to the table below for a summary of reclassification adjustments made to conform the presentation of Timing Product Business’ Historical Statement of Assets Acquired and Liabilities Assumed with that of SiTime’s Historical Balance Sheet:

SiTime Corporation Historical Balance Sheet line item	Timing Product Business Historical Statement of Assets Acquired and Liabilities Assumed line item	Timing Product Business As of June 30, 2026	Reclassification Adjustments	Notes	Timing Product Business Reclassified As of June 30, 2026
Assets
Current assets
Inventories	Inventory, net	$1,370	-		$1,370
Total current assets		1,370	-		1,370

Property and equipment, net	Property, plant, and equipment, net	5,667	-		5,667
Intangible assets, net	Intangible assets, net	35,599	-		35,599
Right-of-use assets, net	Right-of-use assets, net	1,249	-		1,249
Goodwill	Goodwill	382,299	-		382,299

Total assets		$426,184	$-		$426,184

Liabilities and Stockholders' Equity
Current liabilities
Accrued expenses and other current liabilities		$-	$236	3(a), (b)	$236
	Warranty and return liabilities	14	(14)	3(a)	-
	Lease liability – current	222	(222)	3(b)	-
Total current liabilities		236	-		236

Other non-current liabilities			1,154	3(b)	1,154
	Lease liability – non-current	1,154	(1,154)	3(b)	-

Total liabilities		1,390	-		1,390

Commitments and contingencies
Stockholders’ equity
Additional paid-in capital		-	424,794	3(c)	424,794
Total stockholders’ equity		-	424,794		424,794
Total liabilities and stockholders' equity	Net assets acquired	$424,794	$424,794		$426,184

(a)Reclassification of $14 thousand of warranty and return liabilities to accrued expenses and other current liabilities.
(b)Reclassification of lease liabilities, including $0.2 million of current lease liabilities to accrued expenses and other current liabilities and $1.2 million of non-current lease liabilities to other non-current liabilities.
(c)As the financial statements have been prepared to reflect the assets and liabilities attributable to Timing Product Business, the net assets acquired amount of $424.8 million has been recorded within Additional paid-in capital to address the difference arising from the net presentation. This amount is subsequently eliminated as part of the pro forma transaction accounting adjustments, as described in Note 5(viii).
Refer to the table below for a summary of reclassifications made to conform the presentation of Timing Product Business Historical Statement of Revenue and Direct Expenses with that of SiTime Historical Income Statement for the six months ended June 30, 2026:

SiTime Corporation Historical Income Statement line item	Timing Product Business Historical Statement of Revenue and Direct Expenses line item	Timing Product Business for the six-month period ended June 30, 2026	Reclassification Adjustments	Notes	Timing Product Business Reclassified for the six-month period ended June 30, 2026
Revenue	Product revenue	$153,038			$153,038
	Direct expenses:
Cost of revenue			57,004	3(d), 3(g)	57,004
	Cost of Sales (exclusive of amortization shown separately below)	34,192	(34,192)	3(d)	-
Gross profit					$96,034
Operating expense:
Research and development			16,559	3(e)	16,559
	Research and development (exclusive of amortization shown separately below)	16,559	(16,559)	3(e)	-
Selling, general and administrative			3,595	3(f), 3(g)	3,595
	Selling, general and administrative (exclusive of amortization shown separately below)	3,579	(3,579)	3(f)	-
	Amortization of intangible assets	22,828	(22,828)	3(g)	-
Total operating expenses					20,154
Income (loss) from operations					75,880
Income (loss) before income taxes					75,880
Net income (loss)	Revenue less direct expenses	$75,880	-		$75,880

(d)Reflects the adjustment to reclassify $34.2 million of Cost of Sales (exclusive of amortization shown separately below) to Cost of revenue.
(e)Reflects the adjustment to reclassify $16.6 million of Research and development (exclusive of amortization shown separately below) to Research and development.
(f)Reflects the adjustment to reclassify $3.6 million of Selling, general and administrative (exclusive of amortization shown separately below) to Selling, general and administrative.
(g)Reflects the adjustment to reclassify $22.8 million of amortization expense related to intangible assets based on the nature of the underlying assets, of which $22.7 million was reclassified to cost of revenue.
Refer to the table below for a summary of reclassifications made to conform the presentation of Timing Product Business Historical Statement of Revenue and Direct Expenses with that of SiTime Historical Income Statement for the year ended December 31, 2025:

SiTime Corporation Historical Income Statement line item	Timing Product Business Historical Statement of Revenue and Direct Expenses line item	Timing Product Business for the year ended December 31, 2025	Reclassification Adjustments	Notes	Timing Product Business Reclassified for the year ended December 31, 2025

Revenue	Product revenue	$207,744	$-		$207,744
	Direct expenses:
Cost of revenue			96,086	3(h), 3(k)	96,086
	Cost of Sales (exclusive of amortization shown separately below)	50,461	(50,461)	3(h)	-
Gross profit					$111,658
Operating expense:
Research and development			29,347	3(i)	29,347
	Research and development (exclusive of amortization shown separately below)	29,347	(29,347)	3(i)	-
Selling, general and administrative			6,158	3(j), 3(k)	6,158
	Selling, general and administrative (exclusive of amortization shown separately below)	6,124	(6,124)	3(j)	-
	Amortization of intangible assets	45,659	(45,659)	3(k)	-
Total operating expenses					35,505
Income (loss) from operations					76,153
Income (loss) before income taxes					76,153
Net Income (loss)	Revenue less direct expenses	$76,153	-		$76,153

(h)Reflects the adjustment to reclassify $50.5 million of Cost of Sales (exclusive of amortization shown separately below) to Cost of revenue.
(i)Reflects the adjustment to reclassify $29.3 million of Research and development (exclusive of amortization shown separately below) to Research and development.
(j)Reflects the adjustment to reclassify $6.1 million of Selling, general and administrative (exclusive of amortization shown separately below) to Selling, general and administrative.
(k)Reflects the adjustment to reclassify $45.7 million of amortization expense related to intangible assets based on the nature of the underlying assets, of which $45.6 million was reclassified to cost of revenue and $0.1 million to selling, general and administrative expenses.
Note 4. Calculation of Acquisition Consideration and Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined financial information reflects the acquisition of Timing Product Business for a preliminary acquisition consideration of approximately $4.0 billion. The fair value of the acquisition consideration transferred on the Closing Date includes approximately $1.5 billion of cash consideration; the fair value of 3,558,691 shares of SiTime common stock transferred, valued using the closing price of SiTime common stock of $703.84 per share on July 1, 2026; the fair value of Timing Product Business replacement awards attributable to pre-combination services; the settlement of the pre-existing relationship between SiTime and Timing Product Business, and a reduction for SiTime transaction expenses borne by the Seller. The calculation of preliminary acquisition consideration is as follows:

Consideration transferred (In thousands)	Amounts
Cash consideration	$1,499,250
Stock consideration, 3,558,691 shares at $703.84 per share	2,504,749
Pre-combination portion of replacement award arrangements (a)	86
Settlement of pre-existing relationships (b)	2,090
Acquirer's transaction expenses borne by the Seller (c)	(69)
Fair value of purchase consideration transferred	$4,006,106

(a)Represents the estimated fair value of replacement awards attributable to pre-combination service, comprising approximately $59 thousand related to equity-settled awards and approximately $27 thousand related to cash-settled awards. In accordance with ASC 805, the portion attributable to pre-combination service is included in purchase consideration, while the portion attributable to post-combination service is recognized as compensation expense over the applicable requisite service periods, as described in Note 6(iv).

(b)Represents the contract-based royalty intangible asset arising from a pre-existing arrangement between SiTime and Timing Product Business relating to intellectual property of Aura Semiconductor Pvt. Ltd. ("Aura"), which is settled as part of the business combination in accordance with ASC 805. The amount associated with this balance has been included in the determination of purchase consideration, with the corresponding derecognition of the related asset in Note 5(i). The Company has evaluated the underlying contractual terms of the royalty arrangement and concluded that they are consistent with prevailing market conditions. Accordingly, no off-market element has been identified, and no separate gain or loss has been recognized upon settlement.
(c)Represents the portion of Malaysian stamp duty taxes contractually borne by Renesas under the Asset Purchase Agreement. As SiTime is legally obligated as transferee to remit the full amount, the entire stamp duty is recognized as an acquisition-related cost as part of Note 6(vi). Renesas’ share is recorded as a receivable within prepaid expenses and other current assets, with a corresponding reduction of the consideration transferred because the seller-funded payment is for the benefit of SiTime and is accounted for separately from the business combination in accordance with ASC 805.
Preliminary Purchase Price Allocation
Under the acquisition method of accounting, Timing Product Business’ identifiable assets acquired and liabilities assumed by SiTime have been recorded at their acquisition-date fair values. The excess of the purchase consideration over the fair value of the identifiable net assets acquired is recorded as goodwill. The pro forma adjustments are preliminary, are based on estimates of the fair values and useful lives of the assets acquired and liabilities assumed and are presented to illustrate the estimated effect of the Acquisition. The final determination of purchase price allocation will be completed within the measurement period, which will not exceed one year from the Closing Date. The final amounts allocated could differ significantly from those presented in the unaudited pro forma condensed combined financial information. Accordingly, the preliminary purchase price allocation is subject to adjustment as additional information becomes available and additional analyses and final valuations are completed. There can be no assurance that these analyses and valuations will not result in material changes to the preliminary fair values set forth below. The following table presents the preliminary allocation of the acquisition consideration to Timing Product Business’ identifiable tangible and intangible assets acquired and liabilities assumed by SiTime, as if the acquisition had been completed on June 30, 2026, based on Timing Product Business’ unaudited statement of assets acquired and liabilities assumed as of June 30, 2026, adjusted for the reclassifications and accounting policy adjustments discussed in Note 3, with the excess recorded as goodwill:

Preliminary allocation of consideration transferred
(In thousands)	Fair value
Inventories	$2,740
Property and equipment, net	5,667
Intangible assets, net	2,120,026
Right-of-use assets, net	1,242
Total assets	$2,129,675
Accrued expenses and other current liabilities	177
Other non-current liabilities	1,079
Net assets acquired (a)	$2,128,419
Estimated purchase consideration (b)	4,006,106
Goodwill (b) – (a)	$1,877,687

Goodwill represents the excess of the preliminary estimated purchase consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment annually on the first day of the fourth fiscal quarter, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Timing Product Business, and planned growth within existing and new markets, and customers. Goodwill recognized in the acquisition is expected to be deductible for tax purposes.
SiTime has not reflected deferred tax assets or liabilities in connection with the Acquisition because the transaction was completed as an asset purchase for U.S. federal income tax purposes, and SiTime received a stepped-up tax basis in the assets acquired and liabilities assumed equal to their respective fair values as of the date of the Acquisition. Therefore, there is no material basis difference in the assets acquired and liabilities assumed. There is also no change to SiTime’s valuation allowance position in the U.S. due to the Acquisition. The final allocation of the purchase price for U.S. federal income tax purposes has not been completed.
Note 5. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(i)Represents the preliminary acquisition consideration of approximately $4.0 billion, consisting of (a) approximately $1.5 billion of cash consideration paid at Closing, (b) the fair value of 3,558,691 shares of SiTime common stock issued, calculated using the closing price of SiTime common stock on the Closing Date, (c) the fair value of replacement awards attributable to pre-combination services, comprising approximately $59 thousand of equity-settled awards recorded in additional paid-in capital and approximately $27 thousand of cash-settled awards recorded in accrued expenses and other current liabilities, (d) the effective settlement of the pre-existing relationship between SiTime and Timing Product Business, comprising a contract-based royalty intangible asset of approximately $2.1 million settled as part of the business combination, and (e) a reduction for the portion of Malaysian stamp duty taxes contractually borne by Renesas, which is recorded as a receivable within prepaid expenses and other current assets. Refer to Note 4 for further details.
(ii)Reflects the assumed payment of approximately $32.6 million of unpaid non-recurring transaction-related expenses associated with the Acquisition. Of this amount, approximately $8.4 million had been accrued as of June 30, 2026 and is reflected as a reduction to accrued expenses and other current liabilities. The remaining approximately $24.2 million had not been recognized in SiTime’s historical financial statements as of June 30, 2026 and is reflected as an adjustment to accumulated deficit.
(iii)Reflects the adjustment to record the acquired inventory at its estimated fair value, determined based on the estimated selling price of the inventory in the ordinary course of business, less costs to sell, resulting in a fair value equal to historical inventory cost plus an estimated gross profit margin calculated on a cost basis.
(iv)Represents the net adjustment to the estimated fair value of intangible assets acquired in the Acquisition. Preliminary identifiable intangible assets in the pro forma financial information are provided in the table below. The estimated fair values of developed technology and brand assets were determined using the relief-from-royalty method. The estimated fair values of customer contracts and related relationships and order backlog were determined using the multi-period excess earnings method. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined income statement, as further described in Note 6(ii). The identifiable intangible assets are preliminary and subject to change upon finalization of the purchase price allocation.
The general categories of the acquired identifiable intangible assets are the following:

(In thousands)	Fair value	Estimated Useful Life (in years)
Developed technology	$1,600,000	11
Customer contracts and related relationships	462,000	12
Order backlog	51,000	1
Brand assets	7,000	6
Software	26	1
Total identifiable intangible assets	$2,120,026
Historical intangible assets carrying value	35,599
Pro forma adjustment	$2,084,427

(v)Reflects the elimination of Timing Product Business’ historical right-of-use asset and lease liabilities of approximately $1.2 million upon remeasurement of the lease balances in accordance with ASC 842.
(vi)Reflects the recognition of a right-of-use asset of approximately $1.2 million and corresponding current and non-current lease liabilities upon remeasurement of the lease balances using SiTime’s incremental borrowing rate in accordance with ASC 842.
(vii)Represents the adjustment to goodwill based on the purchase price allocation.

(In thousands)	Amounts
Goodwill resulting from the Acquisition	$1,877,687
Less: Timing Product Business’ historical goodwill	(382,299)
Pro forma adjustment	$1,495,388

(viii)Reflects the elimination of Timing Product Business’ historical equity as of the Closing Date.
Note 6. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Income Statement

(i)Reflects the elimination of intercompany royalty revenue and expense arising from the licensing arrangement between Aura Semiconductor Pvt. Ltd. (“Aura”) and Timing Product Business following the settlement of the related contract-based royalty intangible asset recorded as a balance sheet adjustment in Note 5(i) above.
(ii)Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to acquired identifiable intangible assets based on the estimated fair value and the associated estimated useful life. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 5(iv). The amortization is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to adjustment as additional information becomes available.

Amortization Expense (In thousands)	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
Developed technology	$70,000	$140,000
Customer contracts and related relationships	19,261	38,522
Order backlog	-	51,000
Brand assets	583	1,167
Total identifiable intangible assets	$89,844	$230,689

Less: historical amortization expense classified in cost of revenue	22,812	45,625
Pro forma adjustment for incremental amortization expense	$67,032	$185,064

(iii)Reflects the adjustment to cost of revenue to recognize the incremental fair value step‑up associated with acquired inventory as the inventory is consumed, based on the assumption that the inventory has a turnover period of less than one year and is sold in the ordinary course of business within the pro forma periods presented.
(iv)Reflects the adjustment to recognize compensation expense of approximately $5.6 million for the six months ended June 30, 2026 and approximately $12.6 million for the year ended December 31, 2025 associated with equity-settled and cash-settled replacement awards, net of the reversal of expense previously recognized for the original Renesas awards.
(v)Represents the pro forma adjustment to record incremental lease expense based on the remeasurement of lease liabilities and right-of-use assets using SiTime’s incremental borrowing rate, less historical lease expense.
(vi)Reflects non-recurring transaction-related expenses of approximately $24.2 million incurred by SiTime, including legal, accounting, regulatory and other fees, and Malaysian stamp duty, directly associated with the Acquisition. These non-recurring expenses are not anticipated to affect the unaudited pro forma condensed combined income statement beyond twelve months after the Closing Date.
(vii)Reflects the partial derecognition of interest income on the portion of short-term investments assumed to be utilized to fund the cash consideration. The eliminated portion represents interest income that would not have been earned had the Acquisition been completed on January 1, 2025.
(viii)SiTime has historically determined that it is not more likely than not that its deferred tax assets will be realized in the United States and has maintained a full valuation allowance against its net U.S. deferred tax assets. For purposes of the unaudited pro forma condensed combined financial information, all revenue and expenses of Timing Product Business are reflected in SiTime’s U.S. operations. Due to SiTime’s net operating loss carryforwards and full valuation allowance, no preliminary income tax expense or benefit has been reflected for Timing Product Business’ revenue and expenses or the pro forma adjustments.
(ix)Reflects the adjustment to recognize TSA fees associated with the Transition Services Agreement of approximately $2.4 million for the six months ended June 30, 2026, comprising approximately $2.0 million recorded in cost of revenue and $0.4 million recorded in research and development, and $9.6 million for the year ended December 31, 2025, comprising approximately $1.6 million recorded in cost of revenue, $4.4 million recorded in research and development, and $3.6 million recorded in selling, general, and administrative expenses.
Note 7. Financing Adjustments

(i)Reflects the elimination of approximately $3.2 million of commitment fees associated with the Bridge Facility that were recorded in prepaid expenses and other current assets as of June 30, 2026 and became due upon the Closing on July 1, 2026. The elimination of the prepaid amount is reflected as a Financing Adjustment to accumulated deficit in the unaudited pro forma condensed combined balance sheet. The commitment fees are recognized as interest expense in the unaudited pro forma condensed combined income statement for the year ended December 31, 2025, as described in Note 7(ii), consistent with assuming the related financing occurred on January 1, 2025. No related adjustment is reflected in the unaudited pro forma condensed combined income statement for the six months ended June 30, 2026.
(ii)Reflects pro forma financing expense of $2.5 million for the six months ended June 30, 2026, representing interest expense on the convertible notes recognized using the effective interest method, net of amounts already recorded in SiTime’s historical results, and $9.6 million for the year ended December 31, 2025, comprising interest expense on the convertible notes and Bridge Facility commitment fees.
(iii)Due to SiTime’s sufficient net operating loss carryforwards and full valuation allowance, no preliminary tax expense or benefit has been recorded for the financing adjustments. See Note 6(viii) above for further details.
Note 8. Earnings Per Share

Represents the pro forma basic and diluted net income (loss) per share attributable to common stockholders, calculated using SiTime’s historical weighted-average common shares outstanding, adjusted for the 3,558,691 shares of SiTime common stock issued as Stock Consideration in connection with the Acquisition and, for diluted earnings per share, the effect of potential common shares when dilutive.
SiTime considered the potential dilutive effect of (a) SiTime's shares issuable under employee incentive plans, including shares issuable under employee incentive plans in connection with the Acquisition, (b) SiTime’s restricted stock units, and (c) shares issuable upon conversion of the Notes. For the six months ended June 30, 2026, the potential common shares described in (a) are included in the computation of pro forma diluted net income per share as their effect is dilutive, while the potential common shares described in (b) and (c) are excluded as their effect would be anti-dilutive. For the year ended December 31, 2025, all potential common shares described in (a), (b) and (c) are excluded from the computation of pro forma diluted net loss per share as their effect would be anti-dilutive. The following table sets forth the computation of pro forma basic and diluted net income (loss) per share attributable to common stockholders for the periods presented:

(In thousands, except per share data)	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
Numerator:
Pro forma net income (loss) attributable to common stockholders	$7,727	$(217,069)
Denominator:
Historical SiTime weighted average shares outstanding	26,397	24,967

Shares of SiTime common stock to be issued in connection with the acquisition	3,559	3,559
Pro forma weighted average shares used (basic)	29,956	28,526

Historical SiTime weighted average shares outstanding	26,397	24,967
Shares of SiTime common stock to be issued in connection with the acquisition	3,559	3,559
Potentially dilutive impact of shares issuable under employee incentive plans	938	-
Potentially dilutive impact of shares issuable under employee incentive plans in connection with the acquisition	70	-
Pro forma weighted average shares used (Diluted)	30,963	28,526

Pro forma shares used in computing pro forma net income (loss) per share:
Basic	29,956	28,526
Diluted	30,963	28,526

Pro forma net income (loss) per share attributable to common stock:
Basic	$0.26	$(7.61)
Diluted	$0.25	$(7.61)

The following table presents the potential common shares outstanding that were excluded from the computation of pro forma diluted net income (loss) per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive:

(In thousands, except per share data)	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
Historical SiTime restricted stock units	14	820
Restricted stock units to be issued in connection with the acquisition	-	70
Shares of SiTime common stock to be issued upon conversion of the convertible debt in connection with the acquisition	1,297	1,297
Pro forma potential dilutive securities	1,311	2,187